UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2019

Surge Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-52522	98-0550352
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3124 Brother Blvd, Suite 104, Bartlett, TN	38133
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 901-302-9587

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of a New Director

On July 17, 2019, the Board of Directors (the “Board”) of Surge Holdings, Inc. (the “Company”), appointed Mr. David N. Keys to the Board.

David N. Keys

Mr. Keys, 63, began his career with Deloitte serving in the audit group in the Las Vegas and New York City executive offices. David was the Executive Vice President, CFO and member of the executive committee of the Board of Directors of American Pacific, a chemical company that was publicly traded on the NASDAQ for the entirety of the time he was a director and executive officer. Since 2004, Mr. Keys has been an independent financial and operations consultant. Mr. Keys currently serves as Chairman of the Board and Audit Committee of RSI International Systems Inc. (TSXV: RSY), and on the Board of private companies, including Prosetta Biosciences Inc., Akonni Biosystems Inc., Walker Digital Table Systems, LLC, and Coast Flight Training and Management Inc. He previously served on the Boards of Directors of AmFed Financial Inc., Norwest Bank of Nevada and Wells Fargo Bank of Nevada. Mr. Keys also served on the Advisory Board of Directors of FM Global, a leading provider of property and casualty insurance. Mr. Keys is a Certified Public Accountant (CPA), Certified Valuation Analyst (CVA), Certified Management Accountant (CMA), Chartered Global Management Accountant (CGMA), Certified Information Technology Professional (CITP), Certified in Financial Forensics (CFF), and Certified in Financial Management (CFM). David is a member of the National Roster of Neutrals of the American Arbitration Association. He received a Bachelor of Science in accounting from Oklahoma State University.

Related Party Transactions

There is no arrangement or understanding between Mr. Keys and any other persons pursuant to which Mr. Keys was selected as a director. There are no family relationships between Mr. Keys and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the U.S. Securities Act of 1933 (“Regulation S-K”). Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Mr. Keys had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

Material Plans, Contracts, or Arrangements

In connection with Mr. Keys’ appointment as a director of the Company, the Company and Mr. Keys entered into a Director Agreement (the “Keys Director Agreement”) whereby Mr. Keys is to be reimbursed for (i) all reasonable out-of-pocket expenses incurred in attending any in-person meetings; and (ii) any costs associated with filings required to be made by Mr. Keys in regards to any beneficial ownership of securities. The foregoing description of the Keys Director Agreement does not purport to be complete and is qualified in its entirety by the full text of the Keys Director Agreement which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Director Indemnification Agreements

In conjunction with the Keys Director Agreement, the Company entered into an Indemnification Agreement (the “Indemnification Agreement”) with Mr. Keys. The Indemnification Agreements indemnifies to the fullest extent permitted under Nevada law for any claims arising out of or resulting from, amongst other things, (i) any actual, alleged or suspected act or failure to act by Mr. Keys in his capacity as a director or agent of the Company and (ii) any actual, alleged or suspected act or failure to act by Mr. Keys in respect of any business, transaction, communication, filing, disclosure or other activity of the Company. Under the Indemnification Agreement, Mr. Keys is indemnified for any losses pertaining to such claims, provided, however, that the losses shall not include expenses incurred by Mr. Keys in respect of any claim as which he shall have been adjudged liable to the Company, unless the court having jurisdiction rules otherwise. The Indemnification Agreement provides for indemnification of Mr. Keys during his directorship and for a period of six (6) years thereafter.

Compensatory Arrangements of Certain Officers

Effective May 1, 2019, the Company began to compensate Mr. Kevin Brian Cox, the Company’s Chief Executive Officer and member of the Board, an annual salary of $225,000 paid in accordance with the Company’s standard employee payroll practices. The Company also provides Mr. Cox with an annual expense allowance of $100,000.

Effective May 1, 2019, the Company began to compensate Mr. Anthony P. Nuzzo, the Company’s President, Chief Operating Officer and a member of the Board, an annual salary of $165,000 paid in accordance with the Company’s standard employee payroll practices. The Company also provides Mr. Nuzzo with an annual expense allowance of $100,000.

Item 8.01 Other Events.

On July 17, 2019, the Company issued a press release with regard to the appointment of Mr. Keys to the Board. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No	Description
10.1	Keys Director Agreement
10.2	Indemnification Agreement
99.1	Press Release dated July 17, 2019.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Surge Holdings, Inc.

By:	/s/ Kevin Brian Cox
Name:	Kevin Brian Cox
Title:	Chief Executive Officer

Dated: July 24, 2019